EXHIBIT 10H

                      FEE AGREEMENT WITH SKJERVEN, MORRILL,
                           MacPHERSON & FREIL, L.L.P.

                                                              [NM\FS8\80594.FS8]

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                          AGREEMENT FOR LEGAL SERVICES

         This Agreement for Legal Services ("Agreement") is entered into effective as of September 8, 1993. National Pools Corporation (the "Client") retains Skjerven, Morrill, MacPherson, Franklin & Friel (the "Firm") to provide legal services for the following matter(s):

         Documentation needed to complete conversion of business from limited partnership to corporation and associated recapitalization, as well as adoption of Incentive Stock Option Plan, and such other general legal tasks as Client may ask Firm to perform.

         1. Fees charged the Client will be based on the time and labor required and on the importance and difficulty of the problems encountered. The minimum fee will be computed on the basis of the usual hourly rate of the person rendering services. The Firm's present hourly rates for attorneys range from $80.00 to $350.00. The Firm's hourly rates for staff persons are lower. Rates and staffing are subject to periodic change at the Firm's discretion without notice. A charge of $2.00 per hour is added to all fees in lieu of billing for telephone calls and postage costing less than $10.00 per call or posting.

         2. Costs and expenses may be advanced by the Firm. If the Firm does advance such costs and expenses, and no other arrangements are made, such advances along with a ten percent service fee will be included on the Firm's itemized statements, and the Client will reimburse the Firm for these advances in the same manner as Client pays for legal fees. Costs and expenses which may be incurred by the Firm on the Client's behalf include, but are not limited to, copying charges (at $ .20 per page), extraordinary telecommunication charges, transportation expenses, extraordinary postage and delivery charges, expert fees, witness fees, court costs, transcript and/or deposition costs, and other usual and customary costs charged by San Francisco Bay Area law firms.

         3. Client agrees to pay the Firm a retainer of $1,000 on or before September 16, 1993. The Firm is authorized to apply this retainer to amounts to be paid to the Firm from time to time by the Client under this Agreement; in such event, Client agrees to replenish the retainer upon demand. Any amount of the retainer not so applied before the termination or conclusion of the matter referred to above will be promptly returned to Client, without interest.

         4. Upon receipt of an itemized statement from the Firm that does not reflect a credit to Client's account, the Client agrees to pay to the Firm any and all sums owing within thirty (30) days of the date of that statement. Payment of fees is not conditioned on obtaining any particular result during the course of or upon termination of the matter described above.

         5. Client agrees to pay the Firm interest computed at the rate of ten percent (10%) per annum of any fees (including costs and expenses) owing to the Firm more than thirty (30) days after the date of the statement on which that sum is first stated to be owing.

         6. It is agreed that the Firm has made no guarantees regarding the results or termination of or the cost of its services in connection with the matter described above, and all expressions relative to such matters are only statements of the Firm's opinion.

         7. The Firm shall have the right to withdraw if the Client does not make any payment required by this Agreement, misrepresents or fails to disclose material facts to the Firm, or fails to follow the Firm's advice. In any of these events, the Client shall execute a substitution of attorney document at the Firm's request.

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         8.  The  Client shall keep the Firm advised of the Client's address and
telephone  number  at  all  times,   and shall comply on a timely basis with all
reasonable requests of the Firm for information and assistance in connection with all matters which the Firm is requested to handle.

         9. Any documents, materials, or other things which Client provides to the Firm shall become property of the Firm unless it received written notice otherwise; the Firm shall use reasonable efforts to preserve such documents. The Firm shall have no obligation to retain any documents or files pertaining to Client or Client matters more than one year following the completion of the Firm's work on that matter. The Firm shall have no obligation to turn over any of its files to Client, except for copies made at Client's request and expense and original Client documents which Client has requested in writing prior to the expiration of the one-year period.

         10. There is to be no change or waiver of any of the provisions of this Agreement (including payment terms) unless the change is in writing and signed by all parties. If any provision of this Agreement is for any reason invalid or unenforceable, the remaining provisions shall nevertheless continue in full force.

         11. If any arbitration or legal action or similar proceeding is instituted by either party concerning the payment of the fee charged or costs advanced hereunder, the prevailing party shall be entitled to collect its reasonable attorneys' fees in addition to any other relief that party may obtain.

         12. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including any claims by the Client of professional negligence or breach of duty, shall be settled by arbitration in San Jose or San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award entered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

         13. This Agreement constitutes the entire agreement between the Client and the Firm and there are no other representations, warranties, agreements or understandings.

DATED:    September 19, 1993            SKJERVEN, MORRILL, MacPHERSON
                                        FRANKLIN & FRIEL

                                        By   /s/  Marc David Freed
                                                  -----------------------------
                                                  Marc David Freed


                                                  NATIONAL POOLS CORPORATION

DATED: September 10, 1993               By:  /s/  Joseph Monterosso
                                                  -----------------------------
                                                  Joseph MOnterosso

                                                              [NM\FS8\80594.FS8]

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                                 Law Offices of
             SKJERVEN, MORRILL, MacPHERSON, FRANKLIN & FRIEL, L.L.P.
                            25 Metro Drive, Suite 700
                           San Jose, California 95110
                     (408) 453-9200;  Facsimile (408)453-7979

Other Offices:
Austin, Texas
San Francisco, California

                                   May 9, 1997



VIA TELECOPIER

Mr. Joseph Monterosso
National Pools Corporation
550 15th Street
San Francisco, CA 94103

         Re:   Agreement for Legal Services
               Our File No.  5993-001 et seq.

Dear Joe:

         Reference is made to the Agreement for Legal Services previously entered into between this firm and National Pools Corporation, now a wholly owned subsidiary of NuOasis Gaming, Inc. as amended to date.

         This firm hereby authorizes payment for the amounts otherwise due under that Agreement for Legal Services to be made from the proceeds of sale of "free trading" Common Stock of NuOasis Gaming, Inc. in the name of the firm or otherwise by a nationally registered broker-dealer, such stock to be registered pursuant to SEC Form S-8 at the expense of NuOasis Gaming, Inc.

         You have already been provided with a statement of the amount due this firm for services and costs through April 30, 1997. We authorize you to send a copy of such letter and this letter to a nationally registered broker-dealer and instruct the broker-dealer to sell sufficient stock, exclusive of commission, to liquidate this amount.

         Please contact me if you have any questions or need any additional information.

                                        Very truly yours,

                                        /s/  Marc David Freed
                                             ----------------------------------
                                             Marc David Freed

MDF:kv
Enclosure

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